Exhibit (p)(11)

Dreman Value Management, L.L.C.
COMPLIANCE MANUAL


                         DREMAN VALUE MANAGEMENT, L.L.C.


                                COMPLIANCE MANUAL


                                  NOVEMBER 1999
                                revised 11/01/99




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THIS COMPLIANCE MANUAL IS A BRIEF SUMMARY OF LAWS AND REGULATIONS  GOVERNING THE
DAILY OPERATION OF A REGISTERED INVESTMENT ADVISER. THE MANUAL IS INTENDED TO BE A GUIDE TO REGULATORY COMPLIANCE AND SHOULD NOT BE RELIED UPON AS A PRIMARY SOURCE DOCUMENT. SECURITIES STATUTES AND REGULATIONS ARE SUBJECT TO CONSTANT REVISION. THEREFORE, ALL FUTURE RELIANCE ON THE REFERENCES TO STATUTES AND
REGULATIONS   CONTAINED  HEREIN  SHOULD  BE  ACCOMPANIED  BY  REFERENCE  TO  THE
APPLICABLE STATUTE OR REGULATION.








BOOK NUMBER ______





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>


                            THE DVM COMPLIANCE MANUAL


We are pleased to provide you with a copy of the DVM's Compliance Manual. This Manual represents the compliance standards of DVM.

Information presented in this Manual is confidential and restricted to DVM's internal distribution and shall not be duplicated or photocopied in any manner. This Manual remains the property of DVM and shall be returned upon termination of employment.

We encourage you to refer to this Manual regularly. If you have any questions, please consult DVM's Compliance Officer of the Chief Operating Officer.

I ________________________ hereby acknowledge receipt of DVM's Compliance Manual number _______ on this ________ day of June 2000.






---------------------------------------------------------
Signature





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                                    FOREWORD
                                    --------



                  Dreman Value Management, L.L.C. ("DVM") is an investment adviser registered under the Investment Advisers Act of 1940 (the "Advisers Act"), specializing in a value style of equity securities investing. The Compliance Manual sets forth various compliance policies and procedures that have been adopted by DVM to assist the officers, directors and employees of DVM in complying with applicable federal and state securities laws and with the Employee Retirement Income Security Act of 1974 ("ERISA") as applied to its investment advisory business and mutual fund management business. DVM acts as investment adviser to predominantly three types of clients: (i) institutions and individuals; (ii) mutual funds, and (iii) pension and profit sharing plans (collectively, the "Clients"). Chapters I through IX of the Compliance Manual deal with issues that relate to Clients generally. Chapter X deals with compliance issues relating exclusively to ERISA accounts. Chapter XII deals with investment adviser compliance issues relating exclusively to mutual fund clients. Lastly, Chapter XIII deals with soft dollar compliance and disclosure issues.

                  The Compliance Officer will distribute a copy of the Compliance Manual to every employee of DVM. Each employee will be required to comply with the practices and procedures outlined in the Compliance Manual and any other federal or state securities laws. The Compliance Manual will be reviewed and updated periodically. Comments and suggestions are invited and should be referred to the Compliance Officer and/or the Chief Operating Officer.

                  This Compliance Manual is for in-house use only, and is not to be duplicated, loaned or distributed to anyone not associated with DVM.




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COMPLIANCE MANUAL






                                TABLE OF CONTENTS




                                                                           Page

I.       INVESTMENT ADVISER REGISTRATION                                   I-1

         A.       Federal Registration                                     I-1
         B.       State Registration                                       I-2


II.     NEW ACCOUNT PROCEDURES / INVESTMENT ADVISORY AGREEMENTS            II-1

         A.       Investment Advisory Agreements                           II-1
              1.  Approval of New Clients                                  II-1
              2.  Form of Investment Advisory Agreement                    II-1
              3.  Fees                                                     II-1
              4.  Execution                                                II-2
         B.       Supporting Documents                                     II-3
         C.       Account Registration                                     II-3
              1.  Joint Accounts                                           II-3
              2.  Corporate Accounts                                       II-3
              3.  Partnership Accounts                                     II-3
              4.  ERISA Accounts                                           II-3
              5.  Fiduciary Accounts                                       II-3
         D.       Opening New Accounts                                     II-5
         E.       Account Files                                            II-5
              1.  Correspondence File                                      II-5
              2.  Custodian and Trading File                               II-5






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III.  DISCLOSURE AND REPORTING REQUIREMENTS                                III-1

        A.       Part II of Form ADV                                       III-1
        B.       Reports to Clients                                        III-2
             1.  Portfolio Reports                                         III-2
             2.  Exchange Act Reports - Rule 11a2-2(T)                     III-2
             3.  Adviser Act Portfolio Reports - Agency Cross Transactions III-3
        C.       Reports to the SEC/Exchange/Issuers                       III-4
             1.  Section 13(d) and Rule 13d-1                              III-4
             2.  Section 13(f)                                             III-6
             3.  Section 16(a)                                             III-6


IV.   EXECUTION OF TRADES                                                  IV-1

        A.       Compliance Monitoring                                     IV-1
             1.  Prior to Trade Executions                                 IV-1
             2.  Trade Date                                                IV-1
             3.  Trade Date Plus 1                                         IV-1
        B.       Selection of Brokers or Dealers                           IV-2
        C.       Reconciliations                                           IV-3
             1.  Execution Error Policy                                    IV-4


V.    CUSTODY OR POSSESSION OF CLIENT FUNDS AND SECURITIES                 V-1

        A.       Custody or Possession of Funds or Securities              V-1
        B.       Payment of Advisory Fees by Client's Custodian            V-1
        C.       Direct Payment of Advisory Fees by Client                 V-2



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                                                                          Page

VI.   BOOKS AND RECORDS / RETENTION REQUIREMENTS                          VI-1

        A.       General Business and Accounting Records                  VI-1
        B.       General Investment Advisory Records                      VI-2
        C.       Books and Records for Investment Advisers with
                     Custody/Possession of Securities or Funds of Clients VI-3
        D.       Books and Records for Investment Adviser Rendering
                     Investment Supervisory or Management Services        VI-4
        E.       Rule 204-2(a)(12) Reporting Records                      VI-4
        F.       General Maintenance and Reproduction of Records
                     Alternative Media Storage of Records                 VI-5
             1.  Alternative Media Storage of Records                     VI-5
             2.  Duplicate Records                                        VI-5


VII.  ADVERTISING / USE OF PERFORMANCE DATA                               VII-1

        A.       Advertising by an Investment Adviser                     VII-1
        B.       Mutual Fund Advertising                                  VII-1


VIII. ANTI-FRAUD RULES                                                    VIII-1

        A.       Fiduciary Standard                                       VIII-1
        B.       Allocation of Trades                                     VIII-2
        C.       Principal Transactions with Clients/Trades by Affiliated
                     Broker-Dealers                                       VIII-3
             1.  Advisers Act                                             VIII-3
             2.  Exchange Act                                             VIII-3









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                                                                           Page

IX.    SOLICITATION ARRANGEMENTS                                           IX-1


X.     ERISA                                                               X-1

         A.       Fiduciary Duties                                         X-1
         B.       Documentation                                            X-3
         C.       Special Review Prior to Acceptance of New ERISA Accounts X-4
         D.       Prohibited Transactions in General                       X-4
         E.       Execution of Trades by an Affiliated Broker/Dealer       X-6
         F.       Agency Cross Transactions                                X-7
         G.       Additional Reports to ERISA Clients                      X-8
         H.       Investment in Mutual Funds Advised by DVM                X-8
              1.  Prohibited Investments                                   X-8
              2.  Prohibited Underwriting Transactions                     X-9
         I.       Bonding Requirement                                      X-9


XI.    CODE OF ETHICS AND INSIDER TRADING POLICY                           XI-1

         A.       Code of Ethics                                           XI-1
              1.  Definition of Terms Used                                 XI-1
              2.  Transactions with the Clients                            XI-2
              3.  Disclosure of Information                                XI-2
              4.  Preferential Treatment, Gifts and Entertainment          XI-2
              5.  Conflicts of Interest                                    XI-3
              6.  Service as a Director                                    XI-3
              7.  Inside Information                                       XI-3
              8.  Personal Security Transactions                           XI-4
              9.  Procedures                                               XI-5
              10. Delegation                                               XI-7
              11. Research Reports                                         XI-7
              12. Condition of Employment Service                          XI-7
         B.       Policy Statement on Insider Trading                      XI-9
              1.  Who is an Insider?                                       XI-9
              2.  What is Material Information?                            XI-10
              3.  What is Non-Public Information?                          XI-10
              4.  Bases for Liability                                      XI-10
              5.  Penalties for Insider Trading                            XI-11
              6.  Procedures to Implement DVM Policy                       XI-11
              7.  Restricting Access to Material Non-Public Information    XI-13
         C.       Communications with Media                                XI-13



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                                                                         Page

XII.   MUTUAL FUNDS                                                      XII-1

         A.       Investment Advisory Agreement                          XII-1
         B.       Principal Transactions/Underwritings                   XII-1
         C.       Rule 17e-1 Agency Transactions                         XII-2
         D.       Joint Transactions                                     XII-2
         E.       Insurance                                              XII-2
         F.       Code of Ethics                                         XII-3
         G.       Advertising                                            XII-3


XIII.  SOFT DOLLAR ARRANGEMENTS AND COMPLIANCE QUESTIONNAIRE             XIII-1

         A.       All Soft Dollar Arrangements                           XIII-1
         B.       Section 28(e) Soft Dollar Arrangements                 XIII-1
         C.       Allocation of Brokerage For Sales for Fund Shares      XIII-2
         D.       Directed Brokerage Arrangements                        XIII-4
         E.       Disclosure and Record-Keeping Obligations              XIII-5
         F.       Role of Fund Directors and Trustees                    XIII-7





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COMPLIANCE MANUAL




XI.      CODE OF ETHICS AND INSIDER TRADING POLICY

A.       Code of Ethics
-----------------------

Statement of General Policy
---------------------------

This Code of Ethics has been adopted by Dreman Value Management, L.L.C. and applies to all of its personnel. The basic principle to govern all persons is that their functions should be performed with loyalty to our Clients.

In adhering to the foregoing basic principle of loyalty, a person must not profit, directly or indirectly, from his or her position with the company. No such person shall take for personal benefit any corporate opportunity for profit which that person learns about from his or her position.

1.       DEFINITION OF TERMS USED
         ------------------------

         (a)        "Adviser" means Dreman Value Management, L.L.C.

         (b) "Fund" means any investment company advised by the Adviser, whether directly or through a subadvisory arrangement, and any entity exempt from registration under the Investment Company Act of 1940 pursuant paragraphs (1) or (7) of
                    Section 3 (c) of that Act.

         (c)        "Client"  means  any   investment   Client  of  the  Adviser
                    including a Fund.

         (d) "Investment department personnel" means all employees who work in the Adviser's investment department, including portfolio managers, research analysts, trading personnel and staff.

         (e) "Beneficial interest" includes: (i) the ownership of any security held in the name of a person or a spouse, minor child or relative of a person or relative of a spouse of a person sharing the same household; and (ii) any contract, understanding, relationship, agreement or other arrangement by which a person obtains present or future benefits substantially equivalent to an ownership interest in a security. Beneficial interest does not include activities of such spouse, children or relatives of a person in his or her capacity as an employee or owner of a business that sells or buys securities for non-Adviser (third party) Clients, or advises non-Adviser (third party) Clients as to securities.



                                      XI-1



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         (f)        "Personal benefit" includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever except a benefit for a Client, but such term does not include any investment advisory fee payable to the Adviser by a Client or, in the case of any Fund, payment in the nature of a dividend or distribution paid by the Client on terms governing the payment of such dividends and distributions to all owners of such entity.

         (g) "Security" includes without limitation any and all stocks, bonds, notes, bills, debentures and any interest commonly known as a security including any interest that might be selected for, or be included in, a Client's portfolio and also includes puts, calls, other options or rights in such securities, and securities-based futures contracts.

2.   TRANSACTIONS WITH THE CLIENTS
     -----------------------------

     No person shall sell to, or purchase from, a Client any security or other property (except merchandise in the ordinary course of business), in which such person has or would acquire a beneficial interest, unless such purchase or sale involves solely securities of that Client.

3.   DISCLOSURE OF INFORMATION
     -------------------------

         (a) No person shall discuss with or otherwise inform others of any actual or contemplated security transaction by a Client or the Adviser except in the performance of employment duties or in an official capacity and then only for the benefit of the Client or the Adviser, as appropriate, and in no event for personal benefit or for the benefit of others.

         (b) No person shall release information to dealers or brokers or others (except to those concerned with the execution of the transaction) as to any investment portfolio changes, proposed or in process, except (i) upon the completion of such changes, or (ii) when the disclosure results from the publication of a Fund prospectus, or (iii) in conjunction with a regular report to Clients or to any governmental authority resulting in such information becoming public knowledge or (iv) in connection with any report to which Clients are entitled.

4.       PREFERENTIAL TREATMENT, GIFTS AND ENTERTAINMENT
         -----------------------------------------------

     No person shall seek or accept favors, preferential treatment, or any other personal benefit because of his or her association with a Client or the Adviser, except those usual and normal benefits directly provided by such Client or the Adviser.



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     No person shall accept any  entertainment,  gift or other personal  benefit that may create or appear to create a conflict between the interests of such person and any Client or the Adviser. In addition, investment department personnel are prohibited from receiving any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of any Client or the Adviser.

5.   CONFLICTS OF INTEREST
     ---------------------

     If any person is aware of a personal interest that is, or might be, in conflict with the interest of a Client, that person should disclose the situation or transaction and the nature of the conflict to the Chairman of the Adviser for appropriate consideration.

6.   SERVICE AS A DIRECTOR
     ---------------------

     Investment department personnel are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Chairman of the Adviser based upon a determination that the board service would be consistent with the interests of the Clients and that adequate procedures exist to ensure isolation from those making investment decisions.

7.   INSIDE INFORMATION
     ------------------

     Securities laws and regulations prohibit the misuse of "inside" or "material non-public" information when trading or recommending securities.

     Inside information obtained by any person from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. Persons shall not act upon or disclose material non-public or insider information except as may be necessary for legitimate business purposes on behalf of a Client or the Adviser as appropriate. Questions and requests for assistance regarding insider information should be promptly directed to the Adviser's legal counsel.

     Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, and other material non-public information that could affect the price of a security.

     Client and Client account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.



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8.   PERSONAL SECURITY TRANSACTIONS
      ------------------------------

     No person shall knowingly take advantage of a corporate opportunity of the Adviser or Client for personal benefit, or take action inconsistent with such person's obligations to the Adviser or Clients. All personal securities transactions must be consistent with this Code of Ethics and must avoid any actual or potential conflict of interest or any abuse of any person's position of trust and responsibility. The following rules apply to all accounts in which a person has a beneficial interest:

             (a)    All Persons:
                    ------------

                (1) No person  shall  purchase or sell any  security  which such person knows that the Adviser either is purchasing or selling, or is considering for purchase or sale, for one or more Clients.

                (2) No person shall knowingly purchase or sell a security during any period when there is an open order for the purchase or sale of that security by a Client and, subject to sub-paragraph (f) below, for seven days after such order has been executed or cancelled.

                (3) No person shall purchase any securities in an initial public offering.


             (b) Portfolio Managers: In addition to (a) above, no portfolio manager may buy or sell a security within seven days before or after, subject to sub-paragraph (f) below, a portfolio that he or she manages trades in the security, with the exception of the S&P 500 futures or options or other index futures and options when there are no purchases or sales orders for Clients entered or intended to be entered on any trading day.

             (c) Related Instruments: When anything in this paragraph 8 prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities.

         (d)      Disgorgement:
                  -------------

                  Any person who trades in violation of this paragraph 8 must unwind the trade or disgorge the profits.

         (e)      Exceptions:
                  -----------

                (1) Under unusual  circumstances,  such as a personal  financial emergency, employee stock ownership plans, stock option plans and certain personal trusts, or when it is clear that no conflict of interest or other breach of duty is involved, application for an exception may be made to the Compliance Officer of the Adviser, with a copy of the request delivered to the


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                           Chairman of the  Adviser,  which  application  may be
                           granted or denied. To request consideration of an exception, submit a written request containing the
                           details  of  your  circumstances,   reasons  for  the
                           exception and the exception requested. The request should be sent to the Compliance Officer of the Adviser.

                  (2) This paragraph 8 shall not apply to transactions involving U.S. Government securities, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies, non-volitional purchases and sales, such as dividend reinvestment programs or "calls" or redemptions of securities.

                  (3) The clearance and reporting provisions of this chapter shall not apply to transactions by or for any Client; ownership by the Adviser or an Affiliate of the Adviser of a qualifying interest in a Client (such as shares of a Fund) shall not disqualify the Client from this exception.

         (f) A person who wishes to purchase or sell a security which the Adviser is purchasing or selling for a Client, and who is prohibited from executing such transaction, may later request pre-clearance to execute such transaction once the portfolio manager responsible for the Client transactions confirms to the Compliance Officer by a time stamped writing, that all transactions in the subject security have been completed for all Clients, and a transaction may be effected pursuant to this procedure notwithstanding the fact that a Client transaction has occurred within the preceding seven day period. For the purposes of approving transactions pursuant to this paragraph (f), the Compliance Officer may deem all transactions in a security for Clients to be completed if the only factor which may result in further transactions in such security will be the unanticipated addition of funds to, or removal of funds from, a client account.

9.       PROCEDURES
         ----------

         Each person must follow these procedures for all securities or accounts in which he or she has a beneficial interest:

         (a)      Preclearance:

                  (1) Each person shall pre-clear trades in common and preferred stocks, convertible securities, bonds, notes, bills, debentures, puts, calls, index securities, securities based futures contracts and closed-end funds.

                  (2) Each person who wishes to purchase or sell a security must call the Trading area to determine whether the trade is prohibited. If the trade is not prohibited, such preclearance is valid only for that day. If the trade is prohibited, such person may make subsequent inquiries to determine when the trade is no longer prohibited under paragraph 8. Even if a trade is pre-cleared, it is still a person's responsibility to ensure that such person's trading activity is in compliance with this Code of Ethics and all securities laws.

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                  (3)      The  placement  of a limit order (a request that your
                           broker buy or sell at a given price) must be done in conformity with the above pre-clearance procedures. Once a limit order has been cleared for execution, it must be entered on that day. Once a limit order trade has been placed, you may remove or cancel the limit
                           order   only   after    determining    through    the
                           pre-clearance procedure that the placement of an order for the subject security would be otherwise permissible on that day. The ministerial execution of
                           an   approved   limit   order  is   deemed  to  be  a
                           non-volitional transaction under paragraph 8(e)(2).

         (b)      Reports - All Persons:
                  ----------------------

                  (1) Securities positions: Each person shall report to the Compliance Officer of the Adviser all purchases or sales of any security in which such person has, or by virtue of such transaction acquires, any beneficial interest.

                  (2) Securities positions of 1/2 of 1% or more: Each person shall report to the Compliance Officer of the Adviser the ownership, purchase or sale of any security in which such person has or acquires a beneficial interest of 1/2 of 1 % or more of the outstanding amount of such security.

                  (3) Form of Report: All such reports shall be in writing, shall be made within ten days after the close of the month in which such purchase or sale was effected, and shall set forth the title of the security, the date and nature of the transaction, the number or amount of securities involved, the purchase or sale price, the broker/dealer or bank through whom the transaction was effected and. the extent of such person's interest in the transaction.

                  (4) Broker confirms and statements: Each person must provide to the Compliance Officer of the Adviser all securities or commodities brokerage accounts in which that person has a beneficial interest. Before opening a brokerage account, each person shall submit a completed Securities and Commodities Brokerage Account Report to the Compliance Officer of the Adviser and must receive a letter approving the opening of the account. Each person shall cause to be provided on a timely basis duplicate confirmations of all trades referred to in this paragraph 9 and copies of periodic statements for all securities accounts in which that person has a beneficial interest. Such Securities and Commmodities Brokerage Account Reports, duplicate confirmations and periodic statements shall be directed to the Compliance Officer of the Adviser.

         (c)      Reports - Investment Department Personnel:
                  ------------------------------------------

                  All investment department personnel also must disclose in writing to the Compliance Officer of the Adviser all personal securities holdings upon commencement of employment and thereafter on an annual basis.

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(d)      Exceptions:
         -----------

                  This paragraph 9 shall not apply to (i) non-volitional purchases and sales, such as dividend reinvestment programs, ministerial execution of approved limit orders, or "calls" or redemptions of securities, or (ii) transactions involving U.S. Government securities, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

10.      DELEGATION
         ----------

                  The Chairman, Chief Operating Officer or Compliance Officer of the Adviser may delegate any of the responsibilities, powers and authorities conferred by this Code of Ethics. Such delegation may be to an individual, such as a compliance officer, or a committee, such as an Ethics Committee, or both.


11.      RESEARCH REPORTS
         ----------------

         The fact that a security has been the subject of a formal or informal research report shall not, in and of itself, indicate that the security is under consideration for purchase or sale. No person shall be considered as knowing, nor be said to be in a position of knowing, that a security was under consideration for purchase or sale or that such security had been purchased or sold solely on the basis of receipt of a research report thereon.

12.      CONDITION OF EMPLOYMENT OR SERVICE
         ----------------------------------

         All persons shall conduct themselves at all times in the best interests of the Clients. Compliance with this Code of Ethics shall be a condition of employment or continued affiliation with the Adviser, and conduct not in accordance with this Code of Ethics shall constitute grounds for actions including termination of employment or removal from office. All persons shall certify annually that they have read and agree to comply in all respects with this Code of Ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported by this Code of Ethics.





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




I acknowledge that I have read the Dreman Value Management, L.L.C. Code of Ethics (a copy of which has been supplied to me, which I will retain for future reference) and agree to comply in all respects with the terms and provisions thereof. I have disclosed or reported all personal securities transactions required to be disclosed or reported by the Code of Ethics.



-----------------------------
         Print Name


-----------------------------
         Signature



-----------------------------
         Date

















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B.       DVM's Policy Statement on Insider Trading
--------------------------------------------------

                  DVM forbids any officer, director, employee, or their family members from trading, either personally or on behalf of others, including mutual funds and private accounts managed by DVM, using material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." This policy applies to every officer, director and employee of DVM and extends to activities within and outside their duties at DVM. Every officer, director and employee must read and retain this policy statement. Any questions regarding DVM's policy and procedures should be referred to the Chief Operating Officer ("COO") or his designee.

                  The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to others.

                  While the law concerning insider trading is not static, it is generally understood that the law prohibits:

                  -trading  by  an  insider,   while  in  possession of material
                  non-public information, or

                  -trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

                  -communicating material non-public information to others.

                  The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should' consult DVM's COO or his designee.

                  1. Who is an Insider? The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special, confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, DVM may become a temporary insider of a company it advises or for which it


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performs  other  services.  According  to the  Supreme  Court,  in order  for an outsider to be considered an insider, the company must expect the outsider to keep the disclosed non-public information confidential.

     2. What is Material Information? Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it is important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings' estimates, changes in previously released earnings' estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

     Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

     In the case of DVM, weekly Net Asset Values (NAVS) on our publicly traded funds are considered material information.

3. What is Non-Public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Service, The Wall Street Journal or other publications of general circulation would be considered public.

     4. Bases for Liability
        -------------------

     a. Fiduciary Duty Theory.. In 1980, the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between parties to the transaction such that one party has a right to expect that the other party will not disclose any material; non-public information or refrain from trading.


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     In Dirks v. SEC, the Supreme Court stated  alternate  theories  under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accounts), or they can acquire a fiduciary duty to the company's shareholders as "tippies" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

     b. Misappropriation Theory. Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person. In Carpenter v. U.S., the Court found in 1987 a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals (such as printers, taxi drivers, etc.) not previously thought to be encompassed under the fiduciary duty theory.

     5. Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all the penalties below even if he or she does not personally benefit from the violation. Penalties include:

                  -civil injunctions
                  -treble damages
                  -disgorgement of profits
                  -jail sentences
                  -fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited -fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

     In addition, any violation of this policy statement can be expected to result in serious sanctions by DVM, including dismissal of the persons involved.

     6. Procedures to Implement DVM Policy. The following procedures have been established to aid the officers, directors and employees of DVM in avoiding insider trading, and to aid DVM in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of DVM must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If


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COMPLIANCE MANUAL




you have any questions about these procedures, you should consult with DVM's COO or his designee.

                  a.Identifying Insider Information. Before trading for yourself or others, including investment companies or private accounts managed by DVM, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

                  -Is the  information  material?  Is this  information  that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

                  -Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

                  If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

                  -Report the matter immediately to DVM's COO, Compliance Officer, or his designee.

                  -Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by DVM.

                  -Do not communicate the information believed to be material inside or outside DVM other than to the COO and/or the Compliance Officer.

                  -After DVM's COO, Compliance Officer, or his designee has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

                  b. Quarterly Compliance Review. The Compliance Department will circulate copies of the Insider Trading Policy and Procedures to all officers, directors and employees of DVM at the end of every month. Each employee will be requested to read and familiarize themselves with DVM's Insider Trading Policies and Procedures and will



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be required to complete and sign a Compliance Acknowledgment that confirms their understanding and compliance with DVM's Insider Trading Policy and Procedures.


                  7. Restricting Access to Material Non-Public Information. Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within DVM, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be restricted.

                  C.       Communications with Media
                           -------------------------

                All inquiries from the press must be referred to DVM's Chairman. In the absence of DVM's Chairman, all press inquiries must be referred to the COO and the Compliance Officer.
























                                      XI-13